EXHIBIT 4.2

To:	The Bank of Nova Scotia as Facility Agent

From:	Virgin Media Investment Holdings Limited (the Company) for itself and as agent for each of the other Obligors party to the Credit Agreement (as defined below)

2 June 2015

Dear Sirs,
£1,635,000,000 and $2,755,000,000 credit agreement (the “Credit Agreement”) dated 7 June 2013 as amended pursuant to an amendment letter dated 14 June 2013 and originally made between, amongst others, the Company and Credit Suisse AG, London Branch and Credit Suisse AG, Cayman Islands Branch each as facility agent

1.	Background

(a)	This letter is supplemental to and amends the Credit Agreement.

(b)
Pursuant to Clause 41.2 (Consents) of the Credit Agreement, an amendment to effect a decrease in any Margin or the deferral of any Final Maturity Date may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender. This letter effects amendments to the Credit Agreement to decrease the Revolving Facility Margin and defer the Final Maturity Date in relation to the Revolving Facility. Accordingly, each Lender under the Revolving Facility as a Lender affected by such amendments has signed this letter to consent to such amendments

(c)
Pursuant to Clause 41.3 (Technical Amendments) of the Credit Agreement, on the basis that the Lenders under the Revolving Facility have given their prior written consent to such amendments, the Facility Agent is authorised to concur with the Company to make such amendments to the Credit Agreement as they are not prejudicial to the position of any Lender and are of a formal nature.

2.	Interpretation

(a)	Capitalised terms defined in the Credit Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)
The provisions of Clause 1.3 (Construction) of the Credit Agreement apply to this letter as though they were set out in full in this letter except that references to the Credit Agreement are to be construed as references to this letter.

(c)
This letter will take effect on the later of the date on which (i) the Facility Agent countersigns this letter and (ii) the Facility Agent notifies the Company and the Lenders under the Revolving Facility that it has received the documents and evidence set out in Schedule 1 to this letter, or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Lenders under the Revolving Facility (the “Effective Date”).

3.	Amendments

(a)	The Credit Agreement will be amended from the Effective Date in accordance with subparagraph (b) below.

(b)	The Credit Agreement will be amended as follows:

(i)	the definition of “Revolving Facility Margin” will be amended to delete the reference to “3.25 per cent. per annum” and replace it with a reference to “2.75 per cent. per annum”; and

(ii)	in the definition of “Final Maturity Date”:

(A)	a new clause (a) shall be added as follows: “in respect of the Revolving Facility, 31 December 2021”;

(B)	the reference to “and the Revolving Facility” in Clause (a) shall be deleted; and

(C)	the reference to “(a)” shall be replaced with “(b)”, the reference to “(b)” shall be replaced with “(c)” and the reference to “(c)” shall be replaced with “(d)”.

4.	No Event of Default
The Company confirms to the Facility Agent that as of the date of this letter no Event of Default is continuing.

5.	Future Amendments

(a)
For the purposes of any amendment or waiver, consent or other modification (including, with respect to any existing Default or Event of Default) that may be sought by the Parent or the Company under the Credit Agreement or any other Relevant Finance Document on or after the date of this letter, the Lenders under the Revolving Facility that have signed this letter (the Revolving Lenders) hereby consent to:

(i)
any and all of the items set out in Schedule 2 (Amendments, waivers, consents and other modifications) and Schedule 3 (Further Amendments, waivers, consents and other modifications) of this letter; and

(ii)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made either to implement the changes envisaged in Schedule 2 (Amendments, waivers, consents and other modifications) and/or Schedule 3 (Further Amendments, waivers, consents and other modifications) of this letter or to conform any Relevant Finance Document to Schedule 2 (Amendments, waivers, consents and other modifications) and/or Schedule 3 (Further Amendments, waivers, consents and other modifications) of this letter; and/or

(iii)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made to conform any Relevant Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Relevant Finance Document to the Liberty Global Reference Agreement referred to at paragraph (iv) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 2 (Amendments, waivers, consents and other modifications) and/or Schedule 3 (Further Amendments, waivers, consents and other modifications) of this letter), and this letter shall constitute each Revolving Lender's irrevocable and unconditional written consent in respect of such amendments, waivers, consents and other modifications to the Relevant Finance Documents for the purposes of Clause 41 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers and Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers and Amendments) of the HYD Intercreditor Agreement (as applicable) without any further action required on the part of the Company, any Obligors, the Facility Agent, the Security Agent or the Lenders.

(b)
The Revolving Lenders hereby waive receipt of any fee in connection with the consent in paragraph (a) above, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

(c)
The Revolving Lenders hereby acknowledge and agree that the Facility Agent and/or the Security Agent may, but shall not be required to, send the Revolving Lenders any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph (a) above and the Facility Agent shall be authorised to consent on the Revolving Lenders behalf, as a Lender under one or more Facilities, to any such proposed amendments set out under paragraph (a) above (and the Facility Agent and/or the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Instructing Group, or the relevant requisite Lenders, have consented to the relevant amendments, waivers or other modifications to the Relevant Finance Documents in accordance with Clause 41 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers and Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers and Amendments) of the HYD Intercreditor Agreement (as applicable).
In this clause:
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 16th January 2004 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; and (iv) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent (in each case as amended from time to time up to the date of this letter).

6.	Confirmation
The Company confirms for itself and, in its capacity as Obligors' Agent, on behalf of each other Guarantor that the obligations of each Guarantor under Clause 27 (Guarantee and indemnity) of the Credit Agreement continue to apply for the benefit of the Relevant Finance Parties under the Relevant Finance Documents and extend to the Revolving Facility (as amended by this letter) and further confirms that the security created by each of the Obligors under the Security Documents extends to secure liabilities under the Revolving Facility (as amended by this letter).

7.	Miscellaneous

(a)	This letter is a Relevant Finance Document.

(b)	From the Effective Date, the Credit Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)
The provisions of Clauses 38 (Notices and Delivery of Information), 40 (Partial Invalidity), 42 (Third Party Rights) and 45 (Jurisdiction) of the Credit Agreement apply to this letter as though they were set out in full in this letter except that references to the Credit Agreement are to be construed as references to this letter.

(e)
This letter may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this letter by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this letter.

(f)	This letter has been entered into on the date stated at the beginning of this letter.

8.	Governing Law
This letter and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English Law.

SCHEDULE 1
CONDITIONS PRECEDENT DOCUMENTS

1.	Corporate Documents
In relation to the Company:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company confirming that the Company has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the officer’s certificate in relation to the Company was last delivered to the Facility Agent;

(b)	a copy of a board resolution of the Company approving its entry into this letter;

(c)
a duly completed certificate of a duly authorised officer of the Company in the form attached in Part C of Schedule 9 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.	Fees
Evidence that the agreed fees payable by the Company or the relevant Borrower (or both) in connection with this letter have been or will be paid.

3.	Legal Opinions
An English law legal opinion of Shearman & Sterling LLP addressed to the Finance Parties covering:

(a)	the due incorporation, capacity and authorisation of the Company incorporated under English law; and

(b)	the relevant obligations to be assumed by the Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it.

SCHEDULE 2
AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 2 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 2 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Cash and Cash Equivalent Investments:

(a)	amend the definition of Cash Equivalent Investments to include the following additional items (consistent with recent Liberty precedents):

(i)	any investment in marketable debt obligations issued or guaranteed by certain governments;

(ii)
marketable general obligations issued by any political subdivision of such governments maturing within one year of acquisition and which when acquired had a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited;

(iii)	repurchase obligations with a term of not more than seven days from certain types of underlying securities entered into with an Acceptable Bank;

(iv)	to delete the requirement at the end of such definition, that requires cash (in order to constitute “Cash”) to be denominated in Sterling;

(b)	amend the definition of Cash:

(i)
to delete the wording in Paragraph (b)(i) which requires that, in order that cash held in bank accounts with Acceptable Banks constitute “Cash”, such cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group or the Parent or of any other person or on the satisfaction of any other condition; and

(ii)	to replace the words “on the same day” with “within 2 Business Days”;

(c)	amend the definition of Acceptable Bank by deleting references to “A” and “A3” in Paragraph (a) thereof and replacing them with references to “BBB+” and “Baa1” respectively.

2.
Voting on cancelled and prepaid participations: amend the Credit Agreement to provide that a Commitment and an Advance (and any participation therein) as set forth in Clause 1.1 (Definitions) of the Credit Agreement shall be deemed to be cancelled or prepaid (with respect to any Additional Facility Commitment) and not outstanding (with respect to any Advance) for purposes of voting or consents (other than any vote or consent related to the non-payment of such Advance) under the Credit Agreement if the Company has delivered to the Facility Agent a cancellation or prepayment notice with respect to such Additional Facility Commitment or Advance; provided that any such Advance shall remain due and payable on the applicable prepayment date and, if not repaid in full on the applicable prepayment date, then all voting or consent rights with respect thereto shall be reinstated with retroactive effect from the date of delivery of such cancellation or prepayment notice.

3.
LIBOR: amend the definition of LIBOR to provide for the replacement of the British Bankers’ Association by the ICE Benchmark Administration as the administrator of LIBOR, together with other amendments by reference to clauses and language used in recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedents, the European leverage loan market.

4.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	by deleting Paragraph (f);

(b)
amending Paragraph (e) which refers to payments for assets acquired or services supplied and deferred for 180 days (or 360 days if such deferral is in accordance with the purchase terms) after the assets are acquired or services supplied to include a reference to the relevant invoice date as an alternative to the relevant acquisition or supply date;

(c)	by excluding the following items from the definition:

(i)	any deposits or prepayments received by any member of the Bank Group from a customer or subscriber for its service;

(ii)	obligations under Finance Leases;

(iii)
any indebtedness in respect of any transactions relating to transfers of receivables (and related assets) to asset securitisation Subsidiaries or by an asset securitisation Subsidiary to any other person, or the grant of security in respect of such receivables or related assets, in connection with any asset securitization programmes or receivables factoring transactions; and

(iv)	any parallel debt obligations to the extent such obligations mirror other Financial Indebtedness.

5.
Instructing Group: amend Paragraph (a) of the definition of Instructing Group to clarify that for such purposes, any Available Commitments or Advances in relation to which a voluntary cancellation or prepayment notice has been served and for the purposes of amendments, waivers or any consent request, any Available Commitments of a Defaulting Lender, shall be excluded.

6.
Interpolation: amend the Credit Agreement to provide for an interpolated screen rate in line with European leverage loan precedents and recent Liberty precedents and amend the definitions of EURIBOR and LIBOR accordingly.

7.	Hedging Agreement: amend the definition of Hedging Agreement to include commodity hedging transactions.

8.	Mandatory Costs: delete all references in the Credit Agreement to Mandatory Costs and any related provisions.

9.
Subordinated Funding: amend the definition of Subordinated Funding to permit any Financial Indebtedness (and not only loans) to be made available to any member of the Bank Group (and not only to Obligors) provided that Security is granted and such Financial Indebtedness is subordinated to any claims of the Finance Parties (and any such debtor and creditor each become a party to the Group Intercreditor Agreement and the HYD Intercreditor Agreement as an Intergroup Debtor or Intergroup Creditor (as applicable)).

10.
Increase: amend Clause 2.2 (Increase) to expressly permit the Company to pay a fee to Increase Lenders and to clarify that an Increase Lender may be any Lender, bank, financial institution, trust, fund or any other entity selected by the Parent.

11.	Prepayment of the Revolving Facility: amend Clause 11.1 (Voluntary Prepayment) to ensure that a Borrower has the express ability to prepay the Revolving Facility on 5 Business Days’ notice.

12.
Notice of Prepayment or Cancellation: amend Clause 11.4 (Notice of Prepayment) to provide that a voluntary notice of prepayment or cancellation may be conditional and be revoked provided that a Borrower has, within 10 Business Days, indemnified any Lender in respect of such Lender’s Break Costs if the prepayment or cancellation does not occur as notified and the notice period can be reduced with the consent of the Instructing Group under the relevant Facility. The definition of Break Costs will be amended to include a Lender’s losses as a result of having to unwind any related funding contract (which it had entered into or initiated upon receipt of such notice) as a result of the revocation of a notice of prepayment or cancellation.

13.
Interest on Revolving Facility Advances: amend Paragraph (b)(l) of Clause 4.1 (Conditions to Utilisation) and Clause 13 (Interest on Revolving Facility Advances) to permit Interest Periods for Revolving Facility Advances to be any period from 1 day to 30 days or 1, 2, 3 or 6 months or such other period of up to 12 months as Lenders having a Revolving Facility Commitment may agree.

14.	Mandatory Prepayment from Disposals Proceeds: amend Clause 12.2 (Mandatory Prepayment from Disposal Proceeds):

(a)
such that, in Paragraph (a) thereof, there is a requirement to prepay from net disposal proceeds only to the extent required to ensure compliance with the Senior Net Debt and Total Net Debt financial covenants (ignoring such net proceeds from the covenant calculations) and to clarify that there is no requirement to prepay any proceeds from any Permitted Disposal (unless made under the general Permitted Disposals basket);

(b)	clarifying that there is no requirement to prepay the proceeds of any disposal required by a regulatory authority or court of competent jurisdiction; and

(c)
raising the de minimis threshold in Paragraph (b)(i) in respect of prepayments from £100,000,000 to £200,000,000 and 2% of Total Assets (and subject to the proviso that the financial covenant referred to in paragraph (a) above shall be retested at the end of such period and proceeds shall then be prepaid to the extent required to ensure compliance in line with recent Liberty precedents).

15.
Tax Indemnity: to amend Clause 17.3 (Tax Indemnity) to bring it in line with recent Liberty precedents and in particular, so that any claim under the indemnity is required to be paid within 10 Business Days of written demand, that the loss is required to be calculated on a reasonable basis and to require the protected party to provide, within 5 Business Days of written demand, reasonable written details of the loss to the Company.

16.	Increased Costs: amend Clause 1.1 (Definitions) and Clause 18.3 (Exceptions) to remove all references to Basel III.

17.	Facility Agent: amend Clause 28.11 (Resignation):

(a)	to provide that the Company may remove the Facility Agent if the status or identity of the Facility Agent causes any Obligor to become liable for any withholding tax in connection with FATCA; and

(b)	to provide that the Company will have the right to appoint a successor Facility Agent without the Lenders’ consent twice during the life of the Facilities.

18.
VAT: amend Clause 36.7 (Value Added Tax) to provide that where an Obligor is required to make any payment in connection with Clause 36.7 (Value Added Tax), such amount shall not become due until the Obligor has received a formal invoice detailing the VAT to be paid.

19.
Permitted Affiliate Parent: amend the Credit Agreement in line with recent Liberty precedents to provide an ability to acquire Affiliates that are not Subsidiaries of the Parent but are Subsidiaries of another Affiliate common holding company that is not a member of the Bank Group (the holding entity of the acquired group being the “Permitted Affiliate Parent”) and to allow conforming changes including the ability to designate (subject to certain deliverables in accordance with recent Liberty precedents) any new holding company, or as applicable, any member of the new Bank Group as the common holding company of the Bank Group for the purposes of, amongst other things, the definitions of Change of Control, Restricted Payments and Permitted Payments and in respect of financial statements and provide an ability for the Company to deliver financial statements that are consolidated at the level of the common holding company provided that the Company also delivers a Bank Group reconciliation.

20.	Changes to Financial Ratio: amend Paragraph (a) of Clause 22.2 (Financial Ratios), so that the ratio of Senior Net Debt to Annualised EBITDA shall not exceed 4.50:1.00.

21.	Financial Information: in Clause 23.2 (Financial Information) allow any authorised signatory to sign the certificate (rather than requiring a director).

22.	Financial Covenants:

(a)	amend the definition of EBITDA in Clause 23.1 (Financial Definitions), so that, at the Company’s option, it may include the following additional limbs as add backs or deductions to that definition:

(i)	non-cash charges;

(ii)	direct or related acquisition, disposal, recapitalization, debt incurrence or equity offering costs;

(iii)	non-recurring, exceptional, extraordinary, one-off or unusual items (including one-off reorganisation and restructuring charges);

(iv)
the effects of adjustments under IFRS or GAAP attributable to the application of recapitalization accounting or acquisition accounting in relation to any merger, acquisition or joint venture investment and adjustments to reduce the impact of any change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(v)	any permitted holding company expenses;

(vi)	specified legal expenses (and include a definition as per recent Liberty precedents);

(vii)	any stock-based compensation expense;

(viii)	the amount of loss on the sale of any assets in connection with asset securitisation programme or receivables factoring transaction;

(ix)	net earnings or losses attributable to non-controlling interests;

(x)	share of income or loss on equity investments;

(xi)	deferred financing cost written off and premiums paid to extinguish debt early;

(xii)	unrealised gains/losses in respect of hedging;

(xiii)	tangible or intangible asset impairment charges;

(xiv)	capitalised interest on Subordinated Funding;

(xv)	accruals and reserves established or adjusted within twelve months after the closing date of any acquisition required to be established or adjusted in accordance with GAAP;

(xvi)	any expense to the extent covered by insurance or indemnity and actually reimbursed;

(xvii)	any realized and unrealized gains and losses due to changes in the fair value of equity investments; and

(xviii)	any up-front installation fees associated with commercial contract installations completed during the applicable reporting period (less any portion of such fees included in earnings);

(xix)
any fees or other amounts charged or credited to the Company’s and the guarantors related to Intra-Group Services may be excluded to the extent such fees or other amounts (i) are not included in the Company’s externally reported operating cash flow or equivalent measure or (ii) are deemed to be exceptional or unusual item; and

(xx)
to the extent not already included in operating income, the amount received from business interruption insurance and reimbursements of any expenses covered by indemnification or other reimbursement in connection with a permitted acquisition, investment or disposal of assets.

(b)	amend the definitions of Total Debt and Senior Debt, in each case, to exclude from such definitions:

(i)	borrowings represented by deposits or prepayments from subscribers/customers;

(ii)	borrowings of acquired companies that will be discharged within 6 months;

(iii)	borrowings from holders of equity to the extent advanced pro rata and repayable only on liquidation;

(iv)	Financial Indebtedness arising by reason of mark-to-market fluctuations on exchange rate hedging;

(v)	in respect of drawings under any Revolving Facility at the relevant time up to an amount of £500,000,000 (the “Revolving Facility Excluded Amount”);

(vi)	Financial Indebtedness in respect of any contingent obligations.

23.
Accounting Principles: amend, amongst other provisions, Clause 1.2 (Accounting Expressions), Clause 22.5 (Determinations) and Clause 23.4 (Change in Accounting Practices): to permit the Company to elect (and to re-elect) to prepare its financial statements in accordance with US GAAP or IFRS; and adjust its financial covenants and definitions accordingly, or retain its existing financial covenants and definitions in each case in accordance with recent Liberty precedents (including provision of a reconciliation where applicable) provided that if a reconciliation is provided following any election to revert back to IFRS the ratios, definitions and financial covenants levels in existence at the original date of the Credit Agreement (updated to reflect any other amendments made since the original date of the Credit Agreement) shall be automatically reinstated.

24.	Pro forma EBITDA: amend Clause 22.6 (Pro Forma Calculations), so that, for the purposes of testing compliance with the financial ratios set out in Clause 22 (Financial Covenants):

(a)
the calculations are determined in good faith by a responsible financial or accounting officer and are made on a pro forma basis giving effect to all material acquisitions and disposals made by the Bank Group (including in respect of anticipated expense and cost reductions) and including as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any other member of the Bank Group including in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganizations or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared);

(b)
EBITDA for such period will be calculated after giving pro forma effect thereto as if such incurrence, repayment, acquisition, discharge or disposal or acquisition occurred on the first day of such period; and

(c)
interest on any indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any hedging in respect of such indebtedness).

25.	Permitted Security: amend Clause 23.8 (Negative Pledge) as follows:

(a)	add the words “after the relevant goods were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date” at the end of Paragraph (b)(v); and

(b)
in Paragraph (b)(xviii) thereof, permit the Company to secure Financial Indebtedness on a pari passu or junior-ranking basis provided that the Senior Net Debt to Annualised EBITDA ratio would not be greater than 4.50:1.00.

26.	Permitted Disposals: amend Clause 23.11 (Disposals) as follows:

(a)	amend Paragraph (b) thereof to include additional limbs in respect of:

(i)
direct or indirect sale (or otherwise) of any part of a present or future undertaking, shares, property, rights or remedies or other assets by one or a series of transactions related or not required by a regulatory authority or court of competent jurisdiction;

(ii)	disposal of real property if the fair market value in any financial year does not exceed the greater of £50,000,000 and 1% of Total Assets;

(b)
in Paragraph (b)(xvi)(B)(2) thereof, permit the Company to dispose of an aggregate amount of all such securitisations or factoring transactions of up to the greater of £330,000,000 and 3% of Total Assets at any time;

(c)	in Paragraphs (b)(xx)(B) and (b)(xxxii)(C) to allow any authorised signatory to sign the certificate (rather than requiring a director); and

(d)
by adding a new paragraph (f) such that if a transaction (or any portion) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or any portion) as a disposal permitted under Paragraphs (b) of Clause 23.11 (Disposals) and/or a Restricted Payment permitted under Paragraphs (c) Clause 23.14 (Restricted Payments).

27.	Content Transactions: amend the Credit Agreement in respect of Content Transactions, as per recent Liberty precedents, such that, amongst other things:

(a)	an amount of the greater of £200,000,000 and 2% of Total Assets of net proceeds of each Content Transaction are not required to be prepaid against the Facilities in mandatory prepayment; and

(b)	payments (being up to the greater of £200,000,000 and 2% of Total Assets) in respect of the proceeds of a Content Transaction will constitute Permitted Payments.

28.	Permitted Acquisition/Joint Venture:

(a)
amend the provisions of the Credit Agreement (including in the definitions of Permitted Acquisition, Permitted Joint Venture, Paragraph (b) of Clause 3.4 (Deferred Acquisition Costs), and Clause 23.12 (Acquisitions and Mergers)) (and make such other conforming changes required to bring such provisions in line with recent Liberty precedents), by removing, in each case:

(i)
the requirement to provide a Bank Group Business Plan, acquisition business plan or other financial projections (other than management accounts) in connection with a Permitted Acquisition and a Permitted Joint Venture and the requirement in respect of Unrestricted Cash in the same Paragraphs;

(ii)	the restriction whereby Senior Net Debt to Annualised EBITDA cannot be increased as a result of such Permitted Acquisition or Permitted Joint Venture; and

(iii)
Delete the requirement in each of Paragraph (b) of Clause 3.4 (Deferred Acquisition Cost) and Paragraph (b)(iv)(B) of Clause 23.12 (Acquisitions and Mergers) for such financial projections to be no more aggressive than those for the Bank Group Business Plan; and

(b)	amend the definitions of Permitted Acquisition and Permitted Joint Venture:

(i)	to insert the word “substantially” before the words “the same nature as the business of the Bank Group” in paragraph (k)(i) of the definition of Permitted Acquisition;

(ii)
by deleting sub-Paragraphs (c)(ii)(C)(3) and (c)(ii)C)(4) in the definition of Permitted Joint Venture and sub-Paragraphs (k)(ii)(C)(3) and (k)(ii)(C)(4) in the definition of Permitted Acquisition and by amending the final line of sub-Paragraph (C) thereof, in each case, so that it reads the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group would be equal to or less than 4.50:1.00;

(iii)
to change the threshold trigger, in respect of Majority Acquisitions and JV Minority Acquisitions, from £100,000,000 to £250,000,000 and the period for the delivery of a certificate from 30 days to 60 days; and

(iv)	to allow any authorised signatory to sign the certificate referred to in paragraph (iii) above (rather than requiring a director);

(c)
amend Paragraph (a) of Clause 3.4 (Deferred Acquisition Cost) to replace references to “was greater than £100,000,000 and no more than £150,000,000” with references “was greater than £250,000,000 and no more than £300,000,000” and replace references in Paragraph (b) to £150,000,000 with references to £300,000,000 and to allow any authorised signatory to sign the certificate (rather than requiring a director) and replace the reference to “Final Maturity Date” with a reference to “the earlier to occur of the date that falls three years from the date of the acquisition and the Final Maturity Date”; and

(d)
amend Paragraph (b)(iv)(B) of Clause 23.12 (Acquisitions and Mergers) so that the reference to the period commencing on the date of the merger ends on the earlier of the date that falls three years from the date of the merger and the Final Maturity Date.

29.	Permitted Financial Indebtedness: amend Clause 23.13 (Restrictions on Financial Indebtedness):

(a)
to remove the restriction, on not incurring Financial Indebtedness in contemplation of a Permitted Acquisitions and the requirement to discharge such Financial Indebtedness within six months of the date of completion of the acquisition;

(b)
amend Paragraph (xviii) thereof, to permit the Company to incur Financial Indebtedness under vendor financing arrangements and sale and leaseback transactions (to the extent they constitute Financial Indebtedness) up to the greater of £250,000,000 and the amount that could be incurred so that the pro forma Senior Net Debt to Annualised EBITDA is equal to or less than 4.50:1.00, provided that such vendor financing provider or lessor is not permitted to benefit from any Security Interest other than in respect of the assets subject to such financing arrangements;

(c)
to include a provision such that if that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness in the Paragraphs of Clause 23.13 (Restrictions on Financial Indebtedness), the Company, in its sole discretion, may classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such Paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness, and, from time to time, may reclassify all or a portion of such Financial Indebtedness;

(d)	in Paragraph (xxv) thereof, permit the Company to incur Financial Indebtedness under the general basket of up to an aggregate of the greater of £330,000,000 and 3% of Total Assets; and

(e)	to include an express reference to permit any Financial Indebtedness in relation to a Permitted Transaction.

30.	Permitted Payments:

(a)	amend the definition of Permitted Payment contained in Paragraph (c) of Clause 23.14 (Restricted Payments) to include the following additional limbs:

(i)
to enable any holding company of a member of the Bank Group to pay taxes that are due by such holding company but which are allocable to (I) the Bank Group and due by such holding company as a result of the Bank Group being included in a fiscal unity with such holding company or (II) acting as a holding and/or financing company of the Bank Group;

(ii)	payments to Parent in relation to Subordinated Funding to refinance Parent Debt concurrently with the advancement of new Subordinated Funding to an Obligor in at least an equivalent amount;

(iii)	contemplated by a disposal or similar transaction required by a regulatory authority or a court of competent jurisdiction;

(iv)	payments to any direct or indirect shareholder of a member of the Bank Group for out-of-pocket expenses incurred in connection with its direct or indirect investment in a Bank Group company;

(v)
for certain holding company expenses (as defined in accordance with recent Liberty precedents) including expenses payable in connection with, amongst other things, compliance with laws and regulations, reporting obligations, indemnification payments, employee and directors insurance policies and general corporate overhead expenses;

(vi)	for financial advisory, financing, underwriting or placement services or other investment banking activities, in particular acquisitions or divestitures, approved by the board of the holding company;

(vii)
any other distribution, dividend, transfer of assets, loan or other payment not falling within the other limbs of the definition and not exceeding an aggregate amount of the greater of £250,000,000 and 3% of Total Assets in any financial year;

(viii)
an amount corresponding to the Revolving Facility Excluded Amount at any time and provided that if at any time after a Permitted Payment under this limb is made the revolving facility is prepaid or repaid in full or in part, a further Permitted Payment may be made under this limb in an amount equal to (A) if in full, the Revolving Facility Excluded Amount; and (B), if in part, the lower of an amount equal to (i) the Revolving Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment referred to above, at any time after the date of such repayment (in each case in accordance with recent Liberty precedents);

(ix)	paragraph (iii) containing a carve out for Management Fees to be amended to refer to the greater of £15,000,000 and 0.5% of Total Assets in any financial year and

(x)	to make Permitted Payments in respect of a Permitted Disposal;

(xi)	Paragraph (c)(iv)(A) to be amended to reference that the Revolving Facility Excluded Amount shall be taken into account for the purpose of calculating the Senior Net Debt to Annualised EBITDA ratio;

(xii)	payments in relation to a Permitted Transaction; and

(b)
amend Paragraph (c)(ix) of the definition of Permitted Payment to remove the following wording at the end of such Paragraph “where, in the case of sub-paragraphs (A) to (F) above, the payment under the relevant indebtedness or obligation referred to therein has fallen due or will fall due within five Business Days of such Permitted Payment being made”;

(c)
amend Clause 23.14 (Restricted Payment) to provide a de minimis threshold in Paragraph (a) of £15,000,000 under which the restrictions on entering into transactions with a Restricted Person in Clause 23.14 (Restricted Payments) will not apply;

(d)
amend Clause 23.14 (Restricted Payment) to include a provision, such that if a Permitted Payment meets the criteria of more than one of the categories described, the Company will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in that Clause;

(e)	amend Paragraph (d) to include the following additional limbs:

(i)	contemplated by a disposal or similar transaction required by a regulatory authority or a court of competent jurisdiction;

(ii)	the issuance of shares, options, warrants or other rights of the Parent or any permitted affiliate parent;

(iii)
any transaction in the ordinary course of business among the Parent or any member of the Bank Group and any Unrestricted Subsidiary or a joint venture or similar entity that would be restricted under Clause 23.14 (Restricted Payment) solely because the Parent or any member of the Bank Group owns an equity interest or otherwise controls the Unrestricted Subsidiary, joint venture or similar entity; and

(iv)
the performance of obligations under any agreement existing at the Signing Date or entered into after the Signing Date on substantially similar terms, in each case, as amended, to the extent such amendments are not materially more disadvantageous to the Lenders.

31.	Permitted Loans: amend Clause 23.15 (Loans and Guarantees):

(a)	to include a limb for counter guarantees in relation to any rental guarantees;

(b)
by amending Paragraph (i) such that it includes any loans made under binding commitments in effect on the Signing Date (an “Investment”) together with any modification of any Investment provided that the aggregate principal amount outstanding thereunder may not be increased except (A) as required by the terms of the Investment in existence on the Signing Date or (B) as otherwise permitted under the Credit Agreement;

(c)	to include a limb for loans or guarantees in respect of any Permitted Transaction; and

(d)	in Paragraph (v) thereof, provide for the Company to be able to make loans and guarantees under a general basket of up to an aggregate of the greater of £100,000,000 and 2% of Total Assets.

32.
Security and Guarantee Release: amend the relevant provisions of the Credit Agreement (in particular, the definition of 80% Security Test, Clauses 23.26 (Further Assurance) and 41.5 (Release of Guarantees and Security)) to provide that, subject to certain thresholds being met no Obligor nor any other member of the Bank Group is required to provide any Security or guarantee other than Security over the shares that it holds in any Obligor, Security required under the terms of the Credit Agreement in respect of Subordinated Funding and a guarantee from the Obligors under the terms of the Credit Agreement (except that the aforementioned shall not permit the release of either share Security or Security over intra-Bank Group loans granted in respect of Virgin Media Finance PLC, Virgin Media Communications Limited or Virgin Media Investment Holdings Limited (or any of their immediate Subsidiaries)) and include a provision to authorise the Security Trustee to release any other Security or guarantees other than the aforementioned and to release Security in respect of Permitted Disposals and to permit relevant Security to be released if a Guarantor resigns in accordance with the Credit Agreement.

33.	Events of Default:

(a)
amend paragraph (d) of Clause 25.5 (Cross Default) to clarify that the occurrence of a termination event in respect of a Hedging Agreement as a result of any refinancing or redemption of Financial Indebtedness will not constitute an Event of Default under Clause 25.5 (Cross Default);

(b)	in Paragraph (d)(i) of Clause 25.5 (Cross Default), raise the threshold trigger for an Event of Default from £50,000,000 to £75,000,000;

(c)	amend Paragraph (a) of Clause 25.7 (Insolvency) by clarifying that commencing negotiations with the Finance Parties will not constitute an Event of Default under this Paragraph; and

(d)	in Clause 25.9 (Execution or Distress), raise the threshold trigger for an Event of Default under this Clause from £50,000,000 to £75,000,000.

34.	Assignments and Transfers:

(a)
amend Clause 35 (Assignments and Transfers) to provide that no Lender shall be entitled to assign or transfer any of its rights, benefits or obligations under the Finance Documents in relation to the Revolving Facility without the prior written consent of the Company other than by a Lender to another Lender or its Affiliate or when an Event of Default is continuing. For the avoidance of doubt, there shall be no deemed consent mechanism in respect of the Borrower’s consent nor shall there be a requirement that any Borrower consent cannot be unreasonably withheld; and

(b)
amend the Finance Documents to provide that inter-Bank Group debt should be freely transferable within the Bank Group, provided that (subject to paragraph 32 (Security and Guarantee Release) above), in the case of any inter Bank Group debt which is the subject of Security granted in favour of the Finance Parties, equivalent security is granted to the Finance Parties following such assignment or transfer.

35.	Expenses: amend Clause 36.2 (Costs and Expenses) to make the Company’s liability under that Clause for costs and expenses relating to legal fees subject to any caps agreed with the Company.

36.	Amendments:

(a)	amend Clause 41 (Amendments):

(i)
to introduce a class exception, whereby any amendment or wavier that relates only to the rights or obligations of a particular Utilisation or Facility and does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations or Facilities only requires the consent of the relevant proportion of Lenders participating in such Utilisation or Facility; and

(ii)	to provide that the Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by Clause 41 (Amendments);

(b)
amend Clause 41.3 (Technical Amendments) to permit the Facility Agent to make technical, minor, operational and OID amendments without consent from any Lenders, on terms consistent with recent Liberty precedents as at the date of implementation of the amendments and in particular, to include in such Clause the following additional limbs:

(i)	amendments of a minor, operational or technical nature; and

(ii)
amendments relating to the increase in the principal amount of a Commitment of a Lender and such increase has been requested by the Company to fund any original issue discount required to be paid to that Lender;

(c)	amend Clause 41.3 (Technical Amendments) to clarify that amendments of a formal, minor or technical nature or manifest errors must not be materially prejudicial to the position of any Lender.

37.	KYC: ensure that only reasonable identification procedures must be complied with under Paragraph (a) of Clause 23.24 (“Know Your Client” Checks).

38.
Replacement of a Lender: amend Clause 10.4 (Right of Repayment and Cancellation in Relation to a Single Lender) of the Credit Agreement to include the right to replace a Lender (in whole and at par) if the Obligor becomes obliged to make payment under Illegality provisions.

SCHEDULE 3
FURTHER AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 3 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 3 to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Business: amend the definition of Business to include any business or provision of services substantially the same or similar to those provided by any Affiliate of the Company which is not a member of the Bank Group on the amendment and restatement date as set out in recent Liberty precedent.

2.	Financial Indebtedness: amend the definition of Financial Indebtedness as follows:

(a)	deleting paragraph (d) in relation to receivables sold or discounted and paragraph (e) in relation to deferred payments; and
(b)    by excluding the following items from the definition:
(i)    any obligation to make payments in relation to earn outs;
(ii)    any pension obligations;

(iii)
receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any indebtedness in respect of an asset securitisation programme or a receivables factoring transaction and any related credit support;

(iv)	any payments for assets acquired or services supplied which are deferred; and

(v)	indebtedness raised through sale and leaseback transactions.

3.
Market Disruption: amend the Credit Agreement to include market disruption provisions, provisions for alternative interest rates and provisions for the protection of reference banks and their officers, each in accordance with recent Liberty precedent and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

4.
Information: amend the Credit Agreement to include new confidentiality provisions in relation to funding rates and reference bank quotations in accordance with recent Liberty precedents and/or, to the extent not inconsistent with recent Liberty precedent, the European leverage loan market.

5.
Financial Covenants: amend the definition of EBITDA in Clause 23.1 (Financial Definitions), so that, at the Company’s option, it may include the following additional limbs as add backs or deductions to that definition:

(a)	any accrued management fees (and include a definition as per recent Liberty precedent) (whether or not paid) and any permitted holding company expenses;

(b)	earn out payments to the extent such payments are treated as capital payments under the accounting principles; and

(c)
realised gains (losses) (to the extent not already included) arising out of the maturity or on termination of forward foreign exchange or other currency hedging contracts entered into with respect to operational cash flows.

6.
Asset Securitisation Subsidiary: amend the Credit Agreement to include (i) an ability for one or more members of the Bank Group to provide limited recourse credit support by way of letter of credit, revolving facility commitment, guarantee or other credit enhancement up to a maximum amount of 25% of the principal amount of the indebtedness of an asset securitisation subsidiary (and such credit enhancement shall not count as Financial Indebtedness), (ii) the following as Permitted Security Interests: rights of set-off granted to any financial institution acting as a lockbox bank in connection with any asset securitisation programme or a receivables factoring transaction, security interests for the purpose of perfecting the ownership interests of a purchaser of receivables and related assets pursuant to any asset securitisation programme or a receivables factoring transaction, cash deposits or other security interests for the purposes of securing the limited recourse credit support at (i) above, security interests over investments in asset securitisation subsidiaries and liens arising in connection with other sales of receivables permitted under the Credit Agreement without recourse to the Bank Group, (iii) an ability to make investments in cash in or to invest in indebtedness or other obligations of asset securitisation subsidiaries, (iv) an ability for the Company to have the security in relation to any asset that is transferred to an asset securitisation subsidiary released, (v) an ability to carry out internal corporate reorganizations reasonably required in connection with, or to effect, any asset securitisation programme or a receivables factoring transaction, (vi) a carve out to the definition of “Change of Control” to ensure that the transfer of receivables to any Asset Securitisation Subsidiary will not trigger a Change of Control, (vii) a qualification in clause (j) of the definition of Permitted Acquisition to provide that what is “reasonably necessary or advisable” in this context is determined in the reasonable judgment of the board of directors/governing body of the applicable entity, (viii) without limiting any of the foregoing, any other amendments reasonably necessary to permit or effect, or in connection with, any asset securitisation programme or receivables factoring transaction and (ix) an ability to undertake an asset securitisation programme or receivables factoring transaction using a deferred purchase price structure i.e. so as “receivables” are deemed to include notes received from a purchaser and other amounts payable over time, including amounts payable pursuant to financing or operating leases.

7.	Permitted Disposals: amend the definition of Permitted Disposal to include in addition to the existing “Permitted Disposals”:

(a)	disposals of assets where the aggregate fair market value does not exceed the greater of £50,000,000 and 1% of total assets in any financial year;

(b)
any disposal of real property if the fair market value in any financial year does not exceed the greater of £50,000,000 and 3% of Total Assets (with unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the greater of £50,000,000 million and 3% of Total Assets of carried over amounts for any financial year); and

(c)
any disposition of assets to a person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any member of the Bank Group to such person (and to delete paragraph (b)(xxii) of Clause 23.11 (Disposals)).

8.
Permitted Acquisitions: amend the Permitted Acquisitions definition to include in addition to the existing “Permitted Acquisitions” any purchase or acquisition of share capital in any existing member of the Bank Group.

9.
Permitted Financial Indebtedness: amend Clause 23.13 (Restrictions on Financial Indebtedness) to allow any member of the Bank Group to create, incur or otherwise permit to be outstanding any Financial Indebtedness reasonably necessary to effect the acquisition of any share capital of UPC Broadband Ireland Ltd (or its successor) and its Subsidiaries not already owned by the Company and its Subsidiaries.

10.	Permitted Payments:

(a)	amend the definition of Permitted Payment to include the following additional limbs in addition to the existing “Permitted Payments”:
(i)    payments in connection with any earn out;

(ii)
the transfer of tax losses to Restricted Persons (provided that the amount of such tax losses shall be deemed reduced by any payment received by any member of the Bank Group from any Restricted Person for such tax losses) subject to pro rata leverage covenant compliance and no default having occurred or occurring;

(iii)
payments in relation to any tax losses received by any member of the Bank Group from any Restricted Person provided that such payments shall only be made in relation to such tax losses in an amount equal to the amount of tax that would have otherwise been required to be paid by any member of the Bank Group if those tax losses were not so received and such payment shall only be made in the tax year in which such losses are utilised by any member of the Bank Group;

(iv)
payments to fund the purchase of any management equity which is subsequently transferred to other or new management (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management; and

(v)
payments reasonably required in connection with the acquisition of any share capital of UPC Broadband Ireland Ltd (or its successor) and its Subsidiaries not already owned by the Company and its Subsidiaries; and

(b)
amend Clause 23.14 (Restricted Payment) to (i) at paragraph (a), delete the words “or enter into any transaction with a Restricted Person other than Permitted Affiliate Transactions or on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Bank Group.” and (ii) delete paragraph (d).

11.
Permitted Security: amend Clause 23.8 (Negative Pledge) as follows to add an additional limb in paragraph (b) to include any Security Interest on (a) proceeds from the offering of any debt securities or other Financial Indebtedness (and accrued interest thereon) paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events for the benefit of the related holders of debt securities or other Financial Indebtedness (or the underwriters or arrangers thereof) or (b) cash set aside at the time of the incurrence of any Financial Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Financial Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose.

12.
Revolving Facility Excluded Amount: amend the definition of Revolving Facility Excluded Amount as referenced at Clause 22(b) of Schedule 2 of this letter such that it means the greater of (1) £500,000,000 (or its equivalent in other currencies). and (2) 0.25 multiplied by the Pro forma EBITDA of the Bank Group on a consolidated basis for the period of the most recent two consecutive financial quarters for which financial statements have previously been furnished to the Facility Agent multiplied by 2.0.

13.
Intra-Group Services: amend the definition of Intra-Group Services to delete the reference to “IT” and replace it with a reference to “branding, marketing, network, technology, research and development, installation and customer service,”.

14.
Wholly-owned Subsidiary: amend the definition of “wholly-owned Subsidiary” to provide carve outs for (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of an asset securitization subsidiary, shares held by a person that is not an Affiliate of the Company solely for the purpose of permitting such person (or such person’s designee) to vote with respect to customary major events with respect to such asset securitization subsidiary, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events).

15.
Certain Funds Acquisitions: make amendments to provide that the relevant Additional Facility Lenders may amend or waive any of the conditions at sub-paragraphs (b)(i) and (b)(ii) of Clause 2.5 (Additional Facilities), paragraph (a) of Clause 3.2 (Further Conditions Precedent) and sub-paragraph (o)(ii) of Clause 4.1 (Conditions to Utilisation) in relation to any establishment or Utilisation (as applicable) of an Additional Facility in relation to an acquisition where the relevant vendor requires, or it is commercially advantageous in connection with any competitive bid process that, such acquisition is completed on a certain funds basis other than an Event of Default that has arisen under Clause 25.2 (Non-payment), Clauses 25.6 (Insolvency) to Clause 25.10 (Similar events).

16.	Voluntary prepayment: amend Clause 11.1 (Voluntary prepayment) to delete the reference to giving the Facility Agent not less than “5” Business Days prior written notice of a prepayment and replace it with a reference to not less than “3” Business Days or such other time period agreed between the Company and the Facility Agent prior to the due date of the prepayment.

17.
Change in Accounting Principles: amend paragraph (c) of clause 23.4 (Change in Accounting Principles) to clarify that in the event of any changes to accounting policies, practices or procedures resulting from the Company’s decision to adopt IFRS or GAAP (as applicable), if the Company wishes not to prepare additional information in the form of a statement with reasonable detail confirming that the relevant changes would have no effect on the operation of the ratios set out in Clause 22.2 (Financial ratios) (the Additional Information) for each set of financial information, the Company may provide the Facility Agent with a confirmation that the ratios set out in Clause 22.2 (Financial ratios) can be tested on a substantially equivalent basis following the adoption of IFRS or GAAP (as applicable) without the need for any amendments to such ratios or the financial definitions set out in Clause 22.1 (Financial definitions) and if the Facility Agent (acting on the instructions of the Instructing Group) has not objected (acting reasonably) within 60 days of the date of such confirmation, the Company will no longer have to provide the Additional Information for each set of financial information.

18.
Second Lien: amend the Relevant Finance Documents to permit the Company to incur and secure Financial Indebtedness on a second lien ranking basis provided that (other than in the case of a refinancing of other secured Financial Indebtedness in the same or a lesser principal amount) the Total Net Debt to Annualised EBITDA ratio on a pro forma basis would not be greater than 5.50:1.00 and provided that such Financial Indebtedness is subject to an intercreditor agreement on terms satisfactory to the Facility Agent and the Security Agent (in each case, acting reasonably) and, where the rights of the holders of such Financial Indebtedness will be contractually subordinated to the rights of the Lenders, on terms comparable to the intercreditor agreement that relates to the Liberty Global Reference Agreement referenced under paragraph (iii) of the definition of “Liberty Global Reference Agreements” with such adjustments and amendments agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case).

19.
New Reporting Entity: amend clause 23.2 (Financial information) to provide that the relevant financial statements may be provided by Virgin Media Inc. or any other Holding Company of the Company (the Reporting Entity) instead of the Company, in each case, provided that a reconciliation is given showing the necessary adjustments to the financial statements of the Reporting Entity to derive financial information applicable to the Bank Group.

20.	Benefit of Maintenance Covenants: amend the Credit Agreement to provide that:

(a)	the Senior Net Debt to Annualised EBITDA maintenance covenant at Clause 22.2 (Financial ratios) is deleted;

(b)
the remaining maintenance covenant at Clause 22.2 (Financial ratios) shall only be for the benefit of Lenders under the Revolving Facility and each Additional Facility that is a revolving facility and shall only be tested in the event that on the last day of a ratio period the aggregate of the loans and letters of credit outstanding under the Revolving Facility and each Additional Facility that is a revolving facility and the net indebtedness under each Ancillary Facility exceeds an amount equal to 33 1/3% of the aggregate of the total commitments under the Revolving Facility and each Additional Facility that is a revolving facility and each Ancillary Facility;

(c)
if the remaining maintenance covenant at Clause 22.2 (Financial ratios) does not need to be tested for any ratio period as a result of paragraph (b) above, the certificate required to be delivered under paragraph (b) of Clause 23.2 (Financial information) does not need to set out the information referred to in sub-paragraph (b)(ii) of the clause in relation to compliance with the financial covenants;

(d)
a new definition of “Composite Revolving Facility Instructing Group” is included which shall consist of a Lender or Lenders whose Revolving Facility Commitments and Commitments under each Additional Facility that is a revolving facility amount in aggregate to more than 50% of the total Revolving Facility Commitments and Commitments under each Additional Facility that is a revolving facility calculated in accordance with clause 41.7 (Calculation of Consent) and not taking into account Commitments in respect of which a cancellation notice has been issued;

(e)
following a breach of Clause 22.2 (Financial ratios), subject to the expiry of the cure period in accordance with Clause 22.4 (Cure provisions), (i) the Facility Agent shall, if instructed by the Composite Revolving Facility Instructing Group, take acceleration action in respect of the Revolving Facility and each Additional Facility that is a revolving facility in accordance with recent Liberty precedent, (ii) there shall be a drawstop in relation to future Utilisations of the Revolving Facility and each Additional Facility that is a revolving facility (other than in respect of Rollover Advances) and (iii) there shall be an Event of Default continuing for the purposes of the operative covenants e.g. where an Event of Default is a block on Permitted Payments;

(f)	an Event of Default will be triggered if the Composite Revolving Facility Instructing Group gives a direction to the Facility Agent in accordance with the new acceleration clause at (e) above; and

(g)
amendments and waivers of Clauses 22.2 (Financial ratios) to 22.4 (Cure provisions) and the new acceleration clause at (e) above shall only be made with the consent of the Company and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

21.
Incurrence Test: amend the Credit Agreement to provide that in relation to any Additional Facility and any new Commitment pursuant to an Increase Confirmation that it shall be a condition to any drawing of that Additional Facility or new Commitment that the Company certifies in the relevant Utilisation Request that on a pro forma basis that the ratio of Senior Net Debt to Annualised EBITDA shall be no greater than 4.5:1.

22.
Documentary Credits and Ancillary Facilities: amend the relevant mechanical provisions and definitions in the Credit Agreement to ensure that (i) Documentary Credits can be issued under any Additional Facility that is a revolving facility in accordance with the terms of that Additional Facility; and (ii) Ancillary Facilities can be established under any Additional Facility that is a revolving facility in accordance with the terms of that Additional Facility.

23.
Ancillary Facilities: (i) amend clause 6.1(a) of the Credit Agreement to provide that a date specified in a Conversion Notice as the Effective Date for an Ancillary Facility Commitment may be a date not less than 3 Business Days after the date such Conversion Notice is received by the Facility Agent, (ii) amend clause 6.1(e) of the Credit Agreement to provide that any proposed increase or reduction or extension of the Ancillary Facility Commitment shall only take effect from a date not less than 3 Business Days after the date the Facility Agent has received notice of the relevant modification or variation or extension and (iii) amend clause 6.4(a)(ii) of the Credit Agreement to provide that an Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility if the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by a Revolving Facility Advance (and not less than 7 Business Days notice (or such shorter period as agreed to by the Company) is given to the relevant Borrower before payment becomes due).

24.
Acceptable Hedging Agreements: (i) amend clause 23.25 (Hedging) of the Credit Agreement to delete paragraph (a) such that Hedging Agreements do not have to be Existing Hedging Agreements or entered into in the form of Acceptable Hedging Agreements and (ii) delete the definition of Acceptable Hedging Agreement.

25.
Financial Covenants: amend the definition of EBITDA in Clause 23.1 (Financial Definitions), so that, at the Company’s option, it may include the amount of loss on the sale or transfer of any assets in connection with an asset securitisation programme, receivables factoring transaction or other receivables transaction as an add back to that definition (instead of the add back referred to at paragraph (a)(viii) of Clause 22 of Schedule 2 of this letter).

26.
Unrestricted Subsidiary: amend the definition of Unrestricted Subsidiary to provide that it means each Subsidiary of the Company or Virgin Media Communications that is not an Obligor and which is designated by the Company in writing as an Unrestricted Subsidiary (and such that there is no requirement to ensure that such entity’s on-going funding requirements are not funded directly or indirectly (in whole or in part) by any member of the Bank Group by way of drawings under the Facilities).

27.
Holding Company Expenses: amend the Credit Agreement to provide that the definition of holding company expenses (as defined in accordance with recent Liberty precedents) to be incorporated in accordance with Schedule 2 of this letter includes Liberty Global plc and its direct and indirect subsidiaries as the relevant holding companies instead of the direct or indirect holding companies of members of the Bank Group.

28.
Mandatory prepayments: in addition to the amendments referred to at Clause 14 of Schedule 2 of this letter, amend Clause 12.2 (Mandatory Prepayment from Disposal Proceeds) to provide that, in Paragraph (a) thereof, there is a requirement to prepay from net disposal proceeds only to the extent required to ensure compliance with the Total Net Debt financial covenant (ignoring such net proceeds from the covenant calculations) and that there is no requirement to make any such prepayment in the event that such financial covenant was not required to be tested at the end of the most recent ratio period ending prior to the receipt of those disposal proceeds.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

COMPANY
Authorized Signatory
For
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED
for itself and as agent for the other Obligors

(Signature page to RCF Amendment Letter)

FORM OF ACKNOWLEDGEMENT
We agree to the terms of this letter.

FACILITY AGENT

Authorized Signatory
Director

Authorized Signatory
Director

For
THE BANK OF NOVA SCOTIA

(Signature page to RCF Amendment Letter)

THE REVOLVING FACILITY LENDERS

Authorized Signatory
…………………………………………………….
For
LLOYDS BANK PLC

(Signature page to RCF Amendment Letter)

Authorized Signatory
Head of Project Finance, London

Authorized Signatory
Credit Officer
…………………………………………………….
For
CREDIT INDUSTRIEL ET COMMERCIAL LONDON BRANCH

(Signature page to RCF Amendment Letter)

Authorized Signatory

Authorized Signatory
…………………………………………………….
For
DNB (UK) Limited

(Signature page to RCF Amendment Letter)

Authorized Signatory
Managing Director

Authorized Signatory
Managing Director
…………………………………………………….
For
MEDIOBANCA INTERNATIONAL LUXEMBOURG SA

(Signature page to RCF Amendment Letter)

Authorized Signatory
…………………………………………………….
For
BANK OF AMERICA N.A. LONDON BRANCH

(Signature page to RCF Amendment Letter)

Authorized Signatory
…………………………………………………….
For
MORGAN STANLEY BANK N.A.

(Signature page to RCF Amendment Letter)

Authorized Signatory
Director
…………………………………………………….
For
BARCLAYS BANK PLC

(Signature page to RCF Amendment Letter)

Authorized Signatory
Managing Director
TMT Finance

Authorized Signatory
Managing Director
Structured Finance
Telecom, Media & Technology Finance
…………………………………………………….
For
ING BANK NV, AMSTERDAM

(Signature page to RCF Amendment Letter)

Authorized Signatory

…………………………………………………….
For
NOMURA INTERNATIONAL PLC

(Signature page to RCF Amendment Letter)

Authorized Signatory
Head of Media & Telecom Finance
(Paris & Bruxelles)

Authorized Signatory
Head of Media & Telecom Finance
…………………………………………………….
For
BNP PARIBAS FORTIS SA / NV

(Signature page to RCF Amendment Letter)

Authorized Signatory
MD
Co-Head TMT Finance
…………………………………………………….
For
SOCIETE GENERALE, LONDON BRANCH

(Signature page to RCF Amendment Letter)

Authorized Signatory
Director

Authorized Signatory
Managing Director
…………………………………………………….
For
UBS LIMITED

(Signature page to RCF Amendment Letter)

Authorized Signatory
…………………………………………………….
For
GOLDMAN SACHS LENDING PARTNERS LLC

(Signature page to RCF Amendment Letter)

Authorized Signatory
Vice President
…………………………………………………….
For
JPMORGAN CHASE BANK, N.A. LONDON BRANCH

(Signature page to RCF Amendment Letter)

Authorized Signatory
…………………………………………………….
For
ROYAL BANK OF SCOTLAND PLC, LONDON BRANCH

(Signature page to RCF Amendment Letter)

Authorized Signatory

Authorized Signatory

…………………………………………………….
For
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

(Signature page to RCF Amendment Letter)

Authorized Signatory
Managing Director
…………………………………………………….
For
HSBC BANK PLC LONDON BRANCH

(Signature page to RCF Amendment Letter)

Authorized Signatory
Director

Authorized Signatory
Director
…………………………………………………….
For
SCOTIABANK EUROPE PLC

(Signature page to RCF Amendment Letter)

Authorized Signatory
MD

Authorized Signatory
…………………………………………………….
For
CREDIT SUISSE AG, LONDON BRANCH

(Signature page to RCF Amendment Letter)

Authorized Signatory

…………………………………………………….
For
CITIBANK NA, LONDON

(Signature page to RCF Amendment Letter)

Authorized Signatory
Managing Director

Authorized Signatory
Managing Director
…………………………………………………….
For
DEUTSCHE BANK AG LONDON BRANCH

(Signature page to RCF Amendment Letter)